Exhibit 99.1

Owl Rock Capital Corp. Reports Second Quarter Net Investment Income Per Share of $0.30 and
NAV Per Share of $14.90

NEW YORK — August 4, 2021 — Owl Rock Capital Corporation (NYSE: ORCC, or the “Company”) today reported net investment income of $119.1 million, or $0.30 per share, and net income of $150.2 million, or $0.38 per share, for the second quarter ended June 30, 2021. Reported net asset value per share was $14.90 at June 30, 2021 as compared to $14.82 at March 31, 2021.

Craig W. Packer, Chief Executive Officer of Owl Rock Capital Corporation commented, “We are extremely pleased to deliver on a number of the objectives we have discussed in prior quarters. We are now well within our target leverage range and continue to grow the portfolio, and our earnings benefited from an increase in prepayment-related income. This quarter was also our third most active quarter of originations since inception, underscoring the strength of our platform.”

The Company’s Board of Directors has declared a third quarter 2021 dividend of $0.31 per share for stockholders of record as of September 30, 2021, payable on or before November 15, 2021.

PORTFOLIO AND INVESTING ACTIVITY

For the three months ended June 30, 2021, new investment commitments totaled $1,578.1 million across 16 new portfolio companies and 12 existing portfolio companies. This compares to $863.5 million for the three months ended March 31, 2021 across 8 new portfolio companies and 11 existing portfolio companies.

For the three months ended June 30, 2021, the principal amount of new investments funded was $1,405.6 million. For this period, the Company had $742.7 million aggregate principal amount in exits and repayments.

For the three months ended March 31, 2021, the principal amount of new investments funded was $684.4 million. For this period, the Company had $512.2 million aggregate principal amount in exits and repayments.

As of June 30, 2021 and March 31, 2021, the Company had investments in 129 and 120 portfolio companies with an aggregate fair value of $11.9 billion and $11.2 billion, respectively. As of June 30, 2021, the average investment size in each portfolio company was $92.3 million based on fair value.

As of June 30, 2021, based on fair value, our portfolio consisted of 76.2% first lien senior secured debt investments, 16.5% second lien senior secured debt investments, 1.6% unsecured notes, 1.5% preferred equity investments, 2.8% common equity investments and 1.4% investment funds and vehicles.

As of March 31, 2021, based on fair value, our portfolio consisted of 77.8% first lien senior secured debt investments, 16.0% second lien senior secured debt investments, 1.7% unsecured notes, 3.5% equity investments(1) and 1.0% investment funds and vehicles.

As of June 30, 2021 and March 31, 2021, based on fair value, approximately 92.7% and 93.8% of the portfolio was invested in secured debt, respectively. As of June 30, 2021, 99.9% of our debt investments based on fair value in our portfolio were at floating rates.

As of June 30, 2021 and March 31, 2021, the weighted average total yield of accruing debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) remained at 8.3% and the weighted average total yield of accruing debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) remained at 8.2%.

(1	) As of March 31, 2021, preferred equity investments and common equity investments were reported in aggregate as equity investments.

As of June 30, 2021, 2 investments with an aggregate fair value of $54.0 million were on non-accrual status, representing 0.5% of the total fair value of the portfolio.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED JUNE 30, 2021

Investment Income

Investment income increased to $249.0 million for the three months ended June 30, 2021 from $190.2 million for the three months ended June 30, 2020. In addition to the growth in the portfolio, the incremental increase in investment income compared to the same period in the prior year was primarily due to an increase in dividend income.

Expenses

Total expenses, after the effect of management and incentive fee waivers, increased to $129.7 million for the three months ended June 30, 2021 from $61.7 million for the three months ended June 30, 2020, which was primarily due to expiration of the management and incentive fee waiver in October 2020 and an increase in management fees and interest expense. Management fees increased period over period due to an increase in assets. The increase in interest expense was primarily driven by an increase in average daily borrowings, offset by a decrease in the average interest rate period over period.

Liquidity and Capital Resources

As of June 30, 2021, we had $627.2 million in cash and restricted cash, $6.5 billion in total principal value of debt outstanding, and $1.6 billion of undrawn capacity on our credit facilities. The Company’s weighted average interest rate on debt outstanding was 3.0% and 3.2% for the three months ended June 30, 2021 and March 31, 2021, respectively. Ending debt to equity was 1.00x and 0.92x during the three months ended June 30, 2021 and March 31, 2021, respectively.

COVID-19 Developments

We continue to assess the impact of COVID-19 on our portfolio companies. For additional information about the COVID-19 pandemic and its potential impact on our results of operations and financial condition, please refer to the "COVID-19 Developments" section and additional disclosure in our Form 10-Q for the quarter ended June 30, 2021.

Conference Call and Webcast Information

Conference Call Information:

The conference call will be broadcast live on August 5, 2021 at 10:00 a.m. Eastern Time on the Investor Resources section of ORCC’s website at www.OwlRockCapitalCorporation.com. Please visit the website to test your connection before the webcast. For a slide presentation that complements the earnings conference call, please visit the Events & Presentations page of the Investor Resources section of ORCC's website.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: (866) 211-4123
•	International: (647) 689-6612
•	Conference ID: 5397663

All callers will need to enter the Conference ID followed by the # sign and reference “Owl Rock Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available for 14 days via a webcast link located on the Investor Resources section of ORCC’s website, and via the dial-in numbers listed below:

•	Domestic: (800) 585-8367
•	International: (416) 621-4642
•	Conference ID: 5397663

Financial Highlights

	For the three months ended
($ in thousands except per share data)	June 30, 2021	March 31, 2021	June 30, 2020
Investments at Fair Value	$11,906,872	$11,240,472	$9,210,730
Total Assets	$12,635,426	$11,588,242	$9,497,126
Net Asset Value Per Share	$14.90	$14.82	$14.52

Investment Income	$249,015	$221,573	$190,242
Net Investment Income	$119,129	$102,655	$129,162
Net Income	$150,180	$157,845	$303,619

Net Investment Income Per Share	$0.30	$0.26	$0.34
Net Realized and Unrealized Gains (and Losses) Per Share	$0.08	$0.13	$0.45
Net Income Per Share	$0.38	$0.40	$0.79
Distributions Declared from Net Investment Income Per Share	$0.31	$0.31	$0.39

Weighted Average Yield of Accruing Debt and Income Producing Securities at Fair Value	8.3%	8.3%	7.9%
Weighted Average Yield of Accruing Debt and Income Producing Securities at Amortized Cost	8.2%	8.2%	7.7%
Percentage of Debt Investment Commitments at Floating Rates	99.9%	99.9%	98.7%

consolidated statements of ASSETS and LIABILITIES

($ in thousands except per share data)	June 30, 2021 (Unaudited)	December 31, 2020
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $11,479,200 and $10,653,613, respectively)	$11,512,119	$10,569,691
Controlled, affiliated investments (amortized cost of $398,095 and $275,105, respectively)	394,753	272,381
Total investments at fair value (amortized cost of $11,877,295 and $10,928,718, respectively)	11,906,872	10,842,072
Cash (restricted cash of $14,433 and $8,841, respectively)	615,461	347,917
Foreign cash (cost of $11,636 and $9,641, respectively)	11,783	9,994
Interest receivable	69,044	57,108
Receivable for investments sold	—	6,316
Receivable from a controlled affiliate	3,974	2,347
Prepaid expenses and other assets	28,292	38,603
Total Assets	$12,635,426	$11,304,357
Liabilities
Debt (net of unamortized debt issuance costs of $106,743 and $91,085, respectively)	$6,383,737	$5,292,722
Distribution payable	121,587	152,087
Management fee payable	44,005	35,936
Incentive fee payable	25,270	19,070
Payables to affiliates	4,614	6,527
Payables for investments purchased	140,076	—
Accrued expenses and other liabilities	73,873	51,581
Total Liabilities	6,793,162	5,557,923
Commitments and contingencies
Net Assets
Common shares $0.01 par value, 500,000,000 shares authorized; 392,217,490 and 389,966,688 shares issued and outstanding, respectively	3,922	3,900
Additional paid-in-capital	5,971,684	5,940,979
Total distributable earnings (losses)	(133,342)	(198,445)
Total Net Assets	5,842,264	5,746,434
Total Liabilities and Net Assets	$12,635,426	$11,304,357
Net Asset Value Per Share	$14.90	$14.74

consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in thousands except per share data)	2021	2020	2021	2020
Investment Income
Investment income from non-controlled, non-affiliated investments:
Interest income	$233,316	$183,246	$444,348	$381,639
Dividend Income	5,765	920	9,324	920
Other income	4,463	3,815	7,617	7,966
Total investment income from non-controlled, non-affiliated investments	243,544	187,981	461,289	390,525
Investment income from controlled, affiliated investments:
Interest income	1,338	—	2,641	—
Dividend income	3,973	2,261	6,341	4,449
Other Income	160	—	317	—
Total investment income from controlled, affiliated investments	5,471	2,261	9,299	4,449
Total Investment Income	249,015	190,242	470,588	394,974
Expenses
Interest expense	54,445	39,185	102,521	73,142
Management fee	44,007	34,602	86,117	68,392
Performance based incentive fees	25,270	22,603	47,045	48,198
Professional fees	3,349	3,300	7,117	6,452
Directors' fees	274	221	518	454
Other general and administrative	2,344	1,741	4,162	3,905
Total Operating Expenses	129,689	101,652	247,480	200,543
Management and incentive fees waived	—	(39,904)	—	(82,394)
Net Operating Expenses	129,689	61,748	247,480	118,149
Net Investment Income (Loss) Before Taxes	119,326	128,494	223,108	276,825
Income tax expense (benefit), including excise tax expense (benefit)	197	(668)	1,324	1,407
Net Investment Income (Loss) After Taxes	$119,129	$129,162	$221,784	$275,418
Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss):
Non-controlled, non-affiliated investments	$62,407	$167,515	$119,486	$(276,620)
Income tax (provision) benefit	(1,589)	—	(4,222)	—
Controlled affiliated investments	(1,483)	6,748	(618)	(8,151)
Translation of assets and liabilities in foreign currencies	(488)	205	(2,920)	124
Total Net Change in Unrealized Gain (Loss)	58,847	174,468	111,726	(284,647)
Net realized gain (loss):
Non-controlled, non-affiliated investments	(27,828)	—	(26,674)	348
Foreign currency transactions	32	(11)	1,189	(90)
Total Net Realized Gain (Loss)	(27,796)	(11)	(25,485)	258
Total Net Realized and Change in Unrealized Gain (Loss)	31,051	174,457	86,241	(284,389)
Net Increase (Decrease) in Net Assets Resulting from Operations	$150,180	$303,619	$308,025	$(8,971)
Earnings Per Share - Basic and Diluted	$0.38	$0.79	$0.79	$(0.02)
Weighted Average Shares Outstanding - Basic and Diluted	391,832,048	385,469,952	391,475,389	389,455,832

portfolio and investment activity

	For the Three Months Ended June 30,
($ in thousands)	2021	2020(3)
New investment commitments
Gross originations	$1,623,008	401,202
Less: Sell downs	(44,875)	(58,500)
Total new investment commitments	$1,578,133	$342,702
Principal amount of investments funded:
First-lien senior secured debt investments	$816,633	$295,586
Second-lien senior secured debt investments	360,595	3,125
Unsecured debt investments	—	9,300
Preferred equity investments	152,964	—
Common equity investments	15,182	—
Investment funds and vehicles	60,251	—
Total principal amount of investments funded	$1,405,625	$308,011
Principal amount of investments sold or repaid:
First-lien senior secured debt investments	$(558,122)	$(123,519)
Second-lien senior secured debt investments	(179,705)	(42,000)
Unsecured debt investments	—	—
Preferred Equity investments	—	—
Common Equity investments	(4,827)	—
Investment funds and vehicles	—	—
Total principal amount of investments sold or repaid	$(742,654)	$(165,519)
Number of new investment commitments in new portfolio companies(1)	16	3
Average new investment commitment amount	75,769	$95,456
Weighted average term for new debt investment commitments (in years)	6.4	5.3
Percentage of new debt investment commitments at floating rates	100.0%	67.2%
Percentage of new debt investment commitments at fixed rates	0.0%	32.8%
Weighted average interest rate of new debt investment commitments(2)	7.6%	7.9%
Weighted average spread over LIBOR of new floating rate debt investment commitments	6.7%	7.4%

________________

(1)	Number of new investment commitments represents commitments to a particular portfolio company.
(2)	Assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3-month LIBOR, which was 0.15% and 0.30% as of June 30, 2021 and 2020, respectively.
(3)	As of June 30, 2020, preferred equity investments and common equity investments were reported in aggregate as equity investments.

ABOUT OWL ROCK CAPITAL CORPORATION

Owl Rock Capital Corporation (NYSE: ORCC) is a specialty finance company focused on lending to U.S. middle-market companies. As of June 30, 2021, ORCC had investments in 129 portfolio companies with an aggregate fair value of $11.9 billion. ORCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. ORCC is externally managed by Owl Rock Capital Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. ("Blue Owl") (NYSE: OWL) and part of Owl Rock, a division of Blue Owl.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about ORCC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond ORCC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in ORCC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which ORCC makes them. ORCC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

Dana Sclafani

212-651-4705

orccir@blueowl.com

Media Contact:

Prosek Partners

David Wells / Josh Clarkson

pro-blueowl@prosek.com